SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             THE VALSPAR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                             THE VALSPAR CORPORATION


                                ----------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 23, 2000


     The annual meeting of stockholders of The Valspar Corporation will be held at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, on Wednesday, February 23, 2000 at 11:00 A.M., for the following purposes:

     1.   To elect three directors (Class II) for a term of three years;

     2. To ratify the appointment of independent auditors to examine the Corporation's accounts for the fiscal year ending October 27, 2000; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Stockholders of record at the close of business on December 31, 1999 are entitled to notice of and to vote at the meeting.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 29, 1999 also accompanies this Notice.


                                       By Order of the Board of Directors,


                                       ROLF ENGH,
                                       SECRETARY

Approximate Date of Mailing of Proxy Material:
January 21, 2000




        PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                             THE VALSPAR CORPORATION

                             1101 THIRD STREET SOUTH
                                  P.O. BOX 1461
                          MINNEAPOLIS, MINNESOTA 55440

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 23, 2000

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation to the Office of the Secretary of the Corporation.

     Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

     If a stockholder abstains from voting on any matter, the Corporation intends to count the abstention as present for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business. Additionally, the Corporation intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and non-votes will not be counted as votes cast for or against items submitted for a vote of stockholders. Therefore, abstentions and broker non-votes have the same effect as votes against the proposals.


                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS

     In accordance with the Corporation's By-Laws, the number of directors is currently fixed at twelve, divided into three classes. Each class consists of four seats, with each director serving a term of three years. There are currently eleven directors serving on the Board of Directors. The terms of Class II directors will expire at the annual meeting in 2000. The Board of Directors has nominated Susan S. Boren, Jeffrey H. Curler and Edward B. Pollak for re-election as Class II directors. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the three nominees listed in Class II below, to hold office until the annual meeting in 2003 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

        NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
               OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS
--------------------------------------------------------------------------------
                CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2002
--------------------------------------------------------------------------------
THOMAS R. MCBURNEY                     President, McBurney Management Advisors
 Director since 1987
 Age -- 61

Mr. McBurney has held his present position as President of McBurney Management Advisors, a management consulting firm for small businesses, since 1990. Mr. McBurney is also a director of Wenger Corporation, Meritex Enterprises, Inc., Allina Health System, Strategist Funds, IDS Certificate Company, IDS Life Series Fund, Inc., IDS Life Variable Annuity Funds A & B and Greenspring Companies.
--------------------------------------------------------------------------------
RICHARD M. ROMPALA                     Chairman, President and Chief Executive
 Director since 1994                   Officer of the Corporation
 Age -- 53

Mr. Rompala has held his present position as Chairman since February 1998, Chief Executive Officer since October 1995 and President since March 1994. Mr. Rompala is also a director of Olin Corporation.
--------------------------------------------------------------------------------
MICHAEL P. SULLIVAN                    President and Chief Executive Officer,
 Director since 1990                   International Dairy Queen, Inc.
 Age -- 65

Mr. Sullivan has held his present position as President and Chief Executive Officer since 1987. Mr. Sullivan is also a director of International Dairy Queen, Inc., Allianz Life Insurance Company of North America and Opus Corporation.
--------------------------------------------------------------------------------
C. ANGUS WURTELE                       Retired Chairman of the Board of the
 Director since 1970                   Corporation
 Age -- 65

Mr. Wurtele retired as Chairman of the Board in February 1998 and will be retiring as a director of the Corporation in February 2000. Prior to 1998, Mr. Wurtele served as Chairman of the Board since 1973 and Chief Executive Officer from 1970 through October 1995. Mr. Wurtele is also a director of General Mills, Inc., Bemis Company, Inc. and IDS Mutual Fund Group.
--------------------------------------------------------------------------------
                   CLASS II NOMINEES FOR TERM EXPIRING IN 2003
--------------------------------------------------------------------------------
SUSAN S. BOREN                         Director, SpencerStuart
 Director since 1991
 Age -- 52

Ms. Boren has been Director-Minneapolis office of SpencerStuart, an executive search firm, since May 1998. Prior to 1998, Ms. Boren was the President of Trillium Advisors, Inc., a firm she founded in 1996 to advise executives and boards on the strategic integration of leadership, governance and organizational values. Previously, she served for 15 years as an executive with Dayton Hudson Corporation in senior financial, human resources and operating and marketing positions. Ms. Boren is also a director of Dain Rauscher Corporation.
--------------------------------------------------------------------------------

        NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
               OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS
--------------------------------------------------------------------------------
JEFFREY H. CURLER                      President and Chief Operating Officer,
 Director since 1997                   Bemis Company, Inc.
 Age -- 49

Mr. Curler has held his present position as President since May 1996 and Chief Operating Officer since May 1998. Prior to 1996, Mr. Curler served as Executive Vice President since 1991. Mr. Curler is also a director of Bemis Company, Inc.
--------------------------------------------------------------------------------
EDWARD B. POLLAK                       Vice President -- CK Witco Corporation
 Director since 1997
 Age -- 65

Mr. Pollak has held his present position as Vice President since October 1999. Prior to 1999, Mr. Pollak served as Vice President -- Asia Pacific, Witco Corporation since August 1997 and served as Vice President -- International, OSi Specialties, Inc., a subsidiary of Witco Corporation, since July 1994.
--------------------------------------------------------------------------------
               CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2001
--------------------------------------------------------------------------------
CHARLES W. GAILLARD                    Retired President, General Mills, Inc.
 Director since June 1999
 Age -- 59

Mr. Gaillard retired as President of General Mills, Inc. on October 1, 1999. Prior to 1999, Mr. Gaillard served as President since May 1995 and Vice Chairman since December 1993. Mr. Gaillard is also a director of U.S. Can Company and Whitman Corporation.
--------------------------------------------------------------------------------
KENDRICK B. MELROSE                    Chairman and Chief Executive Officer,
 Director since 1984                   The Toro Company
 Age -- 59

Mr. Melrose has held his present position as Chief Executive Officer since 1983 and Chairman since 1987. Mr. Melrose is also a director of SurModics, Inc., Donaldson Company, Inc., Jostens, Inc. and The Toro Company.
--------------------------------------------------------------------------------
GREGORY R. PALEN                       Chairman and Chief Executive Officer,
 Director since 1992                   Spectro Alloys Corporation; Chief
 Age -- 44                             Executive Officer, Palen/Kimball Company

Mr. Palen has held his present position as Chairman and Chief Executive Officer with Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1988. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993. Mr. Palen is also a director of Palen/Kimball Company, Spectro Alloys Corporation, Opus Northwest LLC and Polaris Industries Inc.
--------------------------------------------------------------------------------
LAWRENCE PERLMAN                       Chairman, Ceridian Corporation
 Director since 1992
 Age -- 61

Mr. Perlman has held his present position as Chairman since November 1992 and previously served as Chief Executive Officer from 1990 through 1999. Mr. Perlman is also Chairman and a director of Seagate Technology, Inc. and a director of Amdocs Limited, Carlson Companies, Inc. and Computer Network Technology.
--------------------------------------------------------------------------------

BOARD COMMITTEES

     The standing committees of the Board of Directors for 1999 were as follows:

         NAME OF COMMITTEE         MEMBERSHIP
         -----------------         ----------

         Audit Committee           Susan S. Boren -- Chair, Jeffrey H. Curler,
                                   Thomas R. McBurney, Gregory R. Palen and
                                   C. Angus Wurtele

         Executive Committee       Thomas R. McBurney, Richard M. Rompala --
                                   Chair and C. Angus Wurtele

         Compensation Committee    Thomas R. McBurney, Kendrick B. Melrose,
                                   Lawrence Perlman, Edward B. Pollak and
                                   Michael P. Sullivan -- Chair

         Governance Committee      Susan S. Boren, Jeffrey H. Curler, Thomas R.
                                   McBurney -- Chair, Kendrick B. Melrose,
                                   Gregory R. Palen, Lawrence Perlman,
                                   Edward B. Pollak, Michael P. Sullivan and C.
                                   Angus Wurtele

     The Board of Directors met six times during fiscal 1999.

     The Audit Committee held three meetings during the fiscal year at which it reviewed the extent and scope of the audit and non-audit services provided by the Corporation's independent accountants, reviewed internal accounting procedures and controls with the Corporation's financial and accounting staff and reviewed the comments made by the independent accountants in their letter of recommendation to management.

     The Governance Committee held two meetings during the fiscal year at which it conducted Chief Executive Officer performance evaluations, considered nominations for Board membership, nominated a director to Class III and other matters related to corporate governance.

     The Compensation Committee held four meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

     The Governance Committee will consider nominees for Board membership submitted by stockholders. Any such recommendation should be submitted in writing to the Corporation in care of Corporate Secretary, at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Candidates for director should be persons with broad training and experience in their chosen fields and who have earned distinction in their activities.

     During fiscal 1999, each director attended 75% or more of the meetings of the Board and of the committees on which the director served, with the exception of Mr. Perlman who attended 7 of 10 such meetings.

DIRECTOR COMPENSATION

     Directors who are not officers of the Corporation receive an annual fee of $30,000, with the Chairs of the Audit and Compensation Committees receiving an annual fee of $33,000 and the Chair of the Governance Committee receiving an annual fee of $40,000. Attendance fees of $1,000 are paid for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors not held the same day as a Board of Directors meeting. Prior to January 1, 2000, directors who were not officers of the Corporation received an annual fee of $28,000, with the Chairs of the Audit and Compensation Committees receiving an annual fee of $31,000 and the Chair of the Governance Committee receiving an annual fee of $38,000. At a director's option, the annual fee may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. In addition, immediately after each annual meeting of stockholders, each non-employee director is automatically granted a non-qualified stock option under the Corporation's Stock Option Plan for Non-Employee Directors with a value equal to one-half of the amount of the director fees earned during the most recently ended fiscal year. The per share option exercise price is equal to 100% of the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. The number of shares subject to the option is determined by using the same option valuation model used to value options for purposes of the notes to the Corporation's audited financial statements for the prior fiscal year. Each option is immediately exercisable in full, has a term of ten years and is nontransferable during the lifetime of the optionee. On February 24, 1999, the non-employee directors received options to purchase the following numbers of shares at an exercise price of $33.1875 per share: Ms. Boren, 1,700 shares; Mr. Curler, 1,700 shares; Mr. McBurney, 1,700 shares; Mr. Melrose, 1,700 shares; Mr. Palen, 1,700 shares; Mr. Perlman, 1,700 shares; Mr. Pollak, 1,700 shares; and Mr. Sullivan, 1,700 shares.

                              CERTAIN TRANSACTIONS

     The Leveraged Equity Purchase Plan (the "LEPP"), which was approved by the stockholders in February 1991, provides key employees (including executive officers) with loans from the Corporation, up to an aggregate amount of $6,000,000, to permit them to acquire Common Stock of the Corporation in the open market. The LEPP is administered by the Compensation Committee, with the Committee selecting the individuals to be granted loans and determining the size of such loans. A participant may borrow from the Corporation 90% of the cost of the shares being purchased, such loan being evidenced by a nonrecourse promissory note bearing interest at a reasonable market rate and having a term up to five years. All loans reflected in the table below were granted in fiscal 1994, 1995, 1996 and 1999 and bear an interest rate of 6.5%, 8%, 6.5 % and 5.1%, respectively. The following lists each director and executive officer whose loan from the Corporation exceeded $60,000 at any time during fiscal 1999, and indicates (i) the largest loan amount outstanding for such director and officer at any time since November 1, 1998, and (ii) the loan amount outstanding for such director and officer as of December 31, 1999:

                                  LARGEST AMOUNT
            NAME OF                 OUTSTANDING             AMOUNT OUTSTANDING
       EXECUTIVE OFFICER       SINCE NOVEMBER 1, 1998    AS OF DECEMBER 31, 1999
     ----------------------    ----------------------    -----------------------
     Larry B. Brandenburger           $164,186                  $127,189
     Stephen M. Briggs                 161,617                   155,417
     Rolf Engh                         294,591                   291,216
     Steven L. Erdahl                  138,952                    93,505
     Joel C. Hart                      170,095                   165,584
     William L. Mansfield              168,187                   159,922
     Paul C. Reyelts                   111,748                    57,741
     Richard M. Rompala                798,326                   291,763
     Robert T. Smith                   198,264                   189,311
     Thomas A. White                   216,544                   206,406

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Corporation's directors, executive officers and beneficial owners of more than 10% of the Common Stock of the Corporation to file with the Securities and Exchange Commission ("SEC") certain reports regarding the ownership or any changes in such ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that, during the year ended October 29, 1999, the reporting persons have complied with all filing requirements of Section 16(a) of the 1934 Act.

                             EXECUTIVE COMPENSATION


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended October 29, 1999, October 30, 1998 and October 31, 1997, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to Richard M. Rompala, the Corporation's President and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (together with Mr. Rompala, the "Named Executives"):


                           SUMMARY COMPENSATION TABLE

                                            ANNUAL                       LONG TERM
                                         COMPENSATION               COMPENSATION AWARDS
                                      -------------------   ------------------------------------
                                                            RESTRICTED STOCK        OPTIONS          ALL OTHER
NAME AND PRINCIPAL POSITION*   YEAR    SALARY    BONUS(1)     AWARDS(2)(3)    (NO. OF SHARES)(4)  COMPENSATION(5)
----------------------------   ----   --------   --------   ----------------  ------------------  ---------------
Richard M. Rompala             1999   $586,923   $      0       $873,342            55,000            $75,031
 Chairman, President and       1998    574,238          0        597,208            45,000             73,789
 Chief Executive Officer       1997    559,620     72,751        640,206            12,600             66,558

William L. Mansfield           1999    254,654          0        323,410            17,500             31,493
 Senior Vice President,        1998    243,885     19,999        159,989            14,000             31,007
 Packaging and Industrial      1997    239,423     31,125        215,480             4,300             28,365
 Coatings

Paul C. Reyelts                1999    262,500          0        304,500            17,500             33,408
 Senior Vice President,        1998    256,462          0        226,968            15,000             34,025
 Finance and Chief             1997    257,308     33,450        232,606             5,900             31,402
 Financial Officer

Steven L. Erdahl               1999    244,308          0        302,942            17,500             30,808
 Senior Vice President,        1998    233,885          0        243,240            11,000             30,636
 Operations                    1997    230,192     29,925        161,134             4,900             27,694

Rolf Engh                      1999    262,500    103,766        102,218            17,500             35,060
 Senior Vice President,        1998    256,462     51,292        102,585            15,000             34,025
 General Counsel and           1997    257,308     33,450        200,700             6,200             31,402
 Secretary

-------------------------
 * As of October 29, 1999

(1) Includes, for these fiscal years, (i) cash bonuses under the Incentive Bonus Plan and (ii) deferred bonuses awarded pursuant to the Deferred Bonus Plan for Management during 1997, subject to forfeiture if the individual voluntarily terminates employment or is discharged for cause within three years. Does not include bonuses under the Incentive Bonus Plan for these fiscal years received in restricted stock pursuant to elections under the Key Employee Annual Bonus Plan. See note (2) below and "Board Compensation Committee Report on Executive Compensation."

(2) Pursuant to the Key Employee Annual Bonus Plan, each of these individuals elected to receive all or a portion of his bonus under the Incentive Bonus Plan for fiscal 1999, 1998 and 1997 in restricted stock, subject to forfeiture if the individual's employment terminates within three years for any reason other than death, disability, retirement or a change of control. See "Board Compensation Committee Report on Executive Compensation." The restricted stock received had a market value equal to twice the amount of the cash bonus that would have been paid absent the election.

(3) As of October 29, 1999, such individuals held the following numbers of shares of restricted stock with the following market values, based on the closing sale price of the Corporation's common stock on such date: Mr. Rompala, 49,597 shares, $1,497,209; Mr. Mansfield, 15,599 shares, $470,895;
     Mr. Reyelts, 19,619 shares, $592,249; Mr. Erdahl, 16,778 shares, $506,486;
     and Mr. Engh, 15,388 shares, $464,525. Dividends are paid on shares of restricted stock from the date of grant.

(4) Options indicated for fiscal 1999 were granted pursuant to the Key Employee Annual Bonus Plan based on a percentage of each individual's base salary for fiscal 1998. Options indicated for fiscal 1999 exclude options granted in December 1999 pursuant to the Key Employee Annual Bonus Plan. See "Board Compensation Committee Report on Executive Compensation." Shares reported for fiscal 1997 have been adjusted for a 2-for-1 stock split on March 21, 1997.

(5) Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive.


STOCK OPTIONS

     The following table contains information concerning grants of stock options under the Corporation's 1991 Stock Option Plan to the Named Executives during fiscal 1999:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS                         POTENTIAL
                              --------------------------------------------------     REALIZABLE VALUE
                                          % OF TOTAL                                 AT ASSUMED ANNUAL
                                           OPTIONS                                  RATE OF STOCK PRICE
                                          GRANTED TO                                 APPRECIATION FOR
                                          EMPLOYEES                                   OPTION TERM(3)
                               OPTIONS    IN FISCAL   EXERCISE PRICE  EXPIRATION  -----------------------
NAME                          GRANTED(1)     YEAR      PER SHARE(2)      DATE          5%          10%
----                          ----------  ----------  --------------  ----------  ----------   ----------
Richard M. Rompala ..........   55,000        7.9         $35.00       12/16/08   $1,210,550   $3,067,900
William L. Mansfield ........   17,500        2.5          35.00       12/16/08      385,175      976,150
Paul C. Reyelts .............   17,500        2.5          35.00       12/16/08      385,175      976,150
Steven L. Erdahl ............   17,500        2.5          35.00       12/16/08      385,175      976,150
Rolf Engh ...................   17,500        2.5          35.00       12/16/08      385,175      976,150

--------------------
(1) All options granted become exercisable starting one year from date of grant in one-third increments. Options include the right to pay the exercise price in cash or in previously acquired Common Stock.

(2) Exercise price is the fair market value of the Corporation's Common Stock, defined as the closing price on the day preceding the date that the option is granted.

(3) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 1999 and unexercised options held as of October 29, 1999:

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT               IN-THE-MONEY OPTIONS
                                   SHARES                       OCTOBER 29, 1999           AT OCTOBER 29, 1999(2)
                                ACQUIRED ON      VALUE     ---------------------------   ---------------------------
NAME                              EXERCISE    REALIZED(1)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   -----------  -----------   -------------   -----------   -------------
Richard M. Rompala ...........      0             --         233,740        127,060      $2,678,197      $322,971
William L. Mansfield .........      0             --          23,656         37,614         234,455        74,095
Paul C. Reyelts ..............      0             --          24,540         37,000         260,387        48,669
Steven L. Erdahl .............      0             --          24,284         33,726         270,490        60,406
Rolf Engh ....................      0             --          79,910         37,320       1,291,215        51,175

--------------------
(1) The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation's Common Stock on the date of exercise.

(2) The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation's Common Stock on October 29, 1999.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations thereunder. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Corporation's incentive plans are designed to condition a significant amount of an executive's compensation on the performance of the executive and of the Corporation as a whole. The compensation plans are also designed to encourage employee stock ownership. The Compensation Committee believes such ownership effectively motivates executives to increase stockholder value and aligns the interests of employees with those of the stockholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.


COMPENSATION OF EXECUTIVE OFFICERS

     SALARY. In setting each executive officer's base salary, the Committee considers quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to the executive's duties and responsibilities. The Committee also uses compensation studies provided by an independent consultant to compare the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 12 and 13. The Committee does not use the market value or performance of the Corporation's Common Stock as a direct factor in determining the base salaries or bonuses of the executive officers. Increases in base salary are determined from time to time based on the Corporation's financial performance. The base salary of the Named Executives increased by an average of 3% from fiscal 1998 to fiscal 1999. The increases for 1999 reflected general corporate performance, based on sales, profits, expense control, unit growth and return on equity for fiscal 1998.

     BONUS PROGRAMS. Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the "Incentive Bonus Plan." In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as sales, profits, expense control, unit growth and return on equity) and specific measures of performance within the participant's area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus of up to a specified percentage of the participant's salary (60% - 80% for executive officers in fiscal 1999) will be paid, depending on the level of achievement of the participant's performance targets. For executive officers, general corporate performance measures and specific measures within the executive's area of responsibility are included. Among these corporate performance measures, net income is generally weighted most heavily. The bonus earned by the Named Executives under the Incentive Bonus Plan for fiscal 1999 ranged from 58% to 74% of salary. Each of the Named Executives elected to receive all or a portion of the bonus in restricted stock pursuant to the Key Employee Annual Bonus Plan described in the following paragraph, with the restricted stock vesting in three years and with the market value of the shares of restricted stock equal to twice the amount of the cash bonus on the date of grant.

     Pursuant to the Key Employee Annual Bonus Plan, adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. Prior to the beginning of fiscal 1999, an employee selected for that fiscal year to participate in the plan could elect to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock, with the number of shares granted having a market value equal to twice the amount of the cash bonus. The participant was required to be employed on the last day of fiscal 1999 to receive the restricted stock grant for that fiscal year, and the restricted stock was granted in January 2000. The restricted stock is forfeitable for three years from the date of grant if the participant's employment with the Corporation terminates for any reason other than death, disability, retirement or a change of control. In addition, each employee selected for the fiscal year to participate in this plan also receives a non-qualified stock option, with the number of shares subject to the option calculated as a percentage of base salary for the fiscal year based on performance. The value of the shares subject to options for fiscal 1999 bonuses ranged from 300 to 350% of the 1999 base salary for the Named Executives and 400% for the Chief Executive Officer. These options were granted in December 1999 with an exercise price based on the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. Thirty-two employees, including all executive officers, were selected to participate for fiscal year 1999 in the plan. In addition, 551 employees were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options calculated as a percentage of base salary for the fiscal year based on performance.

     OPTION PROGRAMS. In 1991, the Corporation's stockholders approved the adoption of the Corporation's 1991 Stock Option Plan. Currently, 6,000,000 shares of common stock are reserved for issuance upon exercise of options granted thereunder. Options granted under the 1991 Plan are granted at exercise prices equal to the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. The options granted to the Named Executives in 1999 were calculated under the Key Employee Annual Bonus Plan as described under "Bonus Programs" above.

     DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. The Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions for executives. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. At the 1999 Annual Meeting, stockholders approved amendments to the 1991 Stock Option Plan and the provisions of the Key Employee Annual Bonus Plan which were intended to permit future compensation income of the Named Executives received under such plans to be deductible by the Corporation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements under which compensation in excess of $1 million is not deductible under Section 162(m).


COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In setting Mr. Rompala's base salary, the Committee considered quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to Mr. Rompala's duties and responsibilities. The Committee also compared Mr. Rompala's salary with salaries of chief executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 12 and 13. Mr. Rompala's base salary increased approximately 2.2% from fiscal 1998 to fiscal 1999. This increase reflected general corporate performance, based on sales, profits, expense control, unit growth and return on equity. The Corporation also granted an incentive bonus to Mr. Rompala under the Incentive Bonus Plan. Mr. Rompala's performance targets included net income, sales growth, cash flow and expenses as a percent of net sales. Mr. Rompala was eligible for a bonus of up to 80% of his salary, depending upon the level of achievement of these performance targets. Net income of the Corporation was weighted most heavily in connection with Mr. Rompala's compensation. Mr. Rompala's bonus earned under the Incentive Bonus Plan for fiscal 1999 was $436,671 if received in cash, or 74.4% of his salary. As described above under "Compensation of Executive Officers -- Bonus Programs," Mr. Rompala elected to receive the bonus in restricted stock and received stock options in December 1999 pursuant to the Key Employee Annual Bonus Plan. Under the formula provided in the Annual Bonus Plan, the value of the shares subject to the options for Mr. Rompala's fiscal 1999 bonus was 400% of his 1999 base salary.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                    OF THE CORPORATION'S BOARD OF DIRECTORS:

                   Thomas R. McBurney      Edward B. Pollak
                   Kendrick B. Melrose     Michael P. Sullivan
                   Lawrence Perlman

STOCK PERFORMANCE GRAPHS

     The graphs below compare the Corporation's cumulative total shareholder return for the last five fiscal years and the last ten fiscal years with the cumulative total return of (1) the Standard & Poor's 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graphs assume the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 1994 and fiscal 1989, respectively, and the reinvestment of all dividends.

     The companies selected to form the peer group index are: PPG Industries, Inc.; Rohm and Haas Company; Ferro Corporation; NL Industries, Inc.; H.B. Fuller Company; The Sherwin-Williams Company; RPM, Inc.; Lilly Industries, Inc.; and Detrex Corporation. Grow Group, Inc., Guardsman Products, Inc., Pratt & Lambert, Inc. and Lawter International, Inc. were excluded from the Peer Group as a result of being acquired, and Standard Brands Paint Company was excluded as a result of bankruptcy.

     The Corporation included the ten-year graph because it believes the ten-year graph provides useful information regarding performance of the Corporation's Common Stock over an extended period.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG THE VALSPAR CORPORATION, THE S&P 500 INDEX AND A PEER GROUP


                               [PLOT POINTS CHART]

               ----------------------------------------------------------------
                             CUMULATIVE TOTAL RETURN
-------------------------------------------------------------------------------
                  1994       1995       1996       1997       1998       1999
-------------------------------------------------------------------------------
Valspar           $100       $108       $138       $168       $162       $177
-------------------------------------------------------------------------------
Peer Group        $100       $104       $137       $153       $161       $165
-------------------------------------------------------------------------------
S&P 500           $100       $126       $157       $207       $253       $299
-------------------------------------------------------------------------------

Assumes $100 invested on October 31, 1994 in the Common Stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.

                 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
        AMONG THE VALSPAR CORPORATION, THE S&P 500 INDEX AND A PEER GROUP


                               [PLOT POINTS CHART]

          -------------------------------------------------------------------------------------
                            CUMULATIVE TOTAL RETURN
-----------------------------------------------------------------------------------------------
            1989   1990    1991    1992    1993    1994    1995    1996    1997    1998    1999
-----------------------------------------------------------------------------------------------
Valspar     $100    $101   $151    $214    $270    $251    $272    $347    $422    $407    $443
-----------------------------------------------------------------------------------------------
Peer Group  $100    $ 92   $131    $160    $179    $204    $214    $281    $312    $329    $338
-----------------------------------------------------------------------------------------------
S&P 500     $100    $ 93   $124    $136    $156    $162    $205    $254    $336    $410    $515
-----------------------------------------------------------------------------------------------

Assumes $100 invested on October 31, 1989 in the Common Stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.


                               PROPOSAL NUMBER TWO

                             APPOINTMENT OF AUDITORS

     Unless otherwise directed by the stockholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of the firm of Ernst & Young LLP to examine the accounts of the Corporation for the year ending October 27, 2000. Management believes that neither Ernst & Young LLP nor any of its partners presently has or has held within the past three years any direct or indirect interest in the Corporation. A representative of Ernst & Young LLP is expected to be present at the 2000 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

     At least once each year, the Audit Committee reviews the services that may be provided by Ernst & Young LLP during the year, considers the effect that performing such services might have on audit independence and approves guidelines under which management may engage Ernst & Young LLP to perform non-audit services.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Stockholders of record on December 31, 1999 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 42,973,685 shares of Common Stock, each share being entitled to one vote.


SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

     NAME AND ADDRESS                           SHARES         PERCENT
     OF BENEFICIAL OWNER                  BENEFICIALLY OWNED   OF CLASS
     -------------------                  ------------------   --------
     C. Angus Wurtele                        3,866,634(1)        9.0%
     1101 Third Street South
     Minneapolis, MN 55415

     Capital Research and Management Co.     3,766,000(2)        8.8%
     333 South Hope Street
     Los Angeles, CA 90071

     Resource Trust Company                  3,445,060(3)        8.0%
     900 Second Avenue South
     Minneapolis, MN 55402

     Nicholas Company, Inc.                  2,240,650(4)        5.2%
     700 North Water Street
     Milwaukee, WI 54202

--------------------
(1) Includes 188,679 shares held as of October 29, 1999 through the Valspar Stock Ownership Trust, 54,858 shares which may be acquired within 60 days by exercise of outstanding options, and 40,476 shares owned by Mr. Wurtele's wife.

(2) Shares reported on Schedule 13G as of December 31, 1998. Capital Research and Management Company, as an investment adviser, reports no voting power over such shares and sole investment power over all such shares.

(3) Shares reported on Schedule 13G as of December 31, 1998. Resource Trust Company reports shared investment power over all such shares, shared voting power over 3,262,349 shares and sole voting power over 182,711 shares. Shares reported included shares held for Mr. Wurtele's benefit as co-trustee with Resource Trust Company which have subsequently been transferred by Mr. Wurtele during 1999.

(4) Shares reported on Schedule 13G as of December 31, 1998. Nicholas Company, Inc., as an investment adviser, reports no voting power over such shares and sole investment power over all such shares.

SHARE OWNERSHIP OF MANAGEMENT

     The following table lists, as of December 31, 1999, the beneficial ownership of Common Stock for all directors, each of the Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer owns as much as 1% of the total outstanding shares of Common Stock.

NAME                       SHARES(1)          NAME                      SHARES(1)
----                       ---------          ----                      ---------
Susan S. Boren ..........     11,498(2)(7)    Kendrick B. Melrose .....    13,932(7)
Jeffrey H. Curler .......      5,558(7)       Gregory R. Palen ........    14,617(4)(7)
Rolf Engh ...............    143,020(3)       Lawrence Perlman ........    10,189(7)
Steven L. Erdahl ........    180,587(3)(8)    Edward B. Pollak ........     6,573(7)
Charles W. Gaillard .....      1,476          Paul C. Reyelts .........   409,648(3)(5)
William L. Mansfield ....    102,296(3)       Richard M. Rompala ......   406,685(3)
Thomas R. McBurney ......     15,020(7)       Michael P. Sullivan .....    10,810(6)(7)
All directors and executive officers as a group ....................... 5,576,525(3)(7)(9)

--------------------
(1) Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.

(2)  Includes 804 shares for which Ms. Boren is Custodian for minor children.

(3) Includes shares indirectly owned as of October 31, 1999 through the Valspar Stock Ownership Trust and the Valspar Profit Sharing Plan, respectively, and over which each participant has sole voting power, as follows: Mr. Rompala -- 2,570 and 2,203; Mr. Mansfield -- 10,614 and 0; Mr. Reyelts -- 33,229 and 10,596; Mr. Erdahl -- 19,081 and 15,445; Mr. Engh -- 3,182 and
     0; and executive officers as a group, 100,797 and 30,292. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's stock option plans, as follows: Mr. Rompala, 269,248 shares; Mr. Mansfield, 38,080 shares; Mr. Reyelts, 37,486 shares; Mr. Erdahl, 37,386 shares; Mr. Engh, 93,090 shares; and executive officers as a group, 608,058 shares.

(4)  Includes 120 shares owned by Mr. Palen's wife.

(5)  Includes 30,080 shares owned by Mr. Reyelts' wife.

(6) Does not include 1,284 shares owned by a household member for which Mr. Sullivan disclaims any beneficial ownership.

(7) Includes shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's Stock Option Plan for Non-Employee Directors, as follows: Ms. Boren, 1,700 shares; Mr. Curler, 1,700 shares; Mr. McBurney, 1,700 shares; Mr. Melrose, 1,700 shares; Mr. Palen, 1,700 shares; Mr. Perlman, 1,700 shares; Mr. Pollak, 1,700 shares; Mr. Sullivan, 1,700 shares.

(8) Includes 38,053 shares owned by Mr. Erdahl's wife and 940 shares held in trust for children.

(9) Represents 13% of the outstanding Common Stock. Includes shares owned by C. Angus Wurtele as indicated under "Share Ownership of Certain Beneficial Owners" above.

                             ADDITIONAL INFORMATION

OTHER BUSINESS

     Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.


2001 STOCKHOLDER PROPOSALS

     The deadline for submission of stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Corporation's proxy statement for its 2001 Annual Meeting of Stockholders is September 23, 2000. Additionally, if the Corporation receives notice of a stockholder proposal after December 7, 2000, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e), and the persons named in proxies solicited by the Board of Directors of the Corporation for its 2001 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.


                                       By Order of the Board of Directors,



                                       ROLF ENGH,
                                       SECRETARY

Minneapolis, Minnesota
January 21, 2000





--------------------------------------------------------------------------------
                          PLEASE SIGN, DATE AND RETURN
                      YOUR PROXY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                             THE VALSPAR CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints THOMAS R. MCBURNEY and RICHARD M. ROMPALA, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Wednesday, February 23, 2000, at 11:00 A.M., at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

1.  To elect three directors (Class II) for a term of three years:   SUSAN S. BOREN, JEFFREY H. CURLER,
                                                                     EDWARD B. POLLAK
    FOR all nominees listed              WITHHOLD authority          (Instructions: To withhold authority to
    (except as marked to the               to vote for all           vote for any nominee, write that
           contrary)                       nominees listed           nominee's name in the space provided
                                                                     below.)
             [ ]                                 [ ]

                                                                     ---------------------------------------

2. Ratification of the appointment of Ernst & Young LLP as the independent public accountants of the Corporation.

         For               Against               Abstain             THIS PROXY WHEN PROPERLY EXECUTED WILL
         [ ]                 [ ]                  [ ]                BE VOTED IN THE MANNER DIRECTED HEREIN
                                                                     BY THE UNDERSIGNED STOCKHOLDER. IF NO
                                                                     DIRECTION IS MADE, THIS PROXY WILL BE
                                                                     VOTED FOR ITEMS 1 AND 2.

                                                                     ---------------------------------------

                                                                     ---------------------------------------
3.  The undersigned authorizes the Proxies to vote in their                 Signature of Stockholder(s)
    discretion upon such other business as may properly come
    before the meeting.                                              Date
                                                                          ----------------------------------
                                                                     NOTE: Please sign your name exactly as
                                                                     it is shown at the left. When signing as
                                                                     attorney, executor, administrator,
                                                                     trustee, guardian or corporate officer,
                                                                     please give your full title as such.
                                                                     EACH joint owner is requested to sign.

                                                                     PLEASE SIGN, DATE AND RETURN THIS PROXY
                                                                     PROMPTLY IN THE ENCLOSED POSTAGE PAID
                                                                     ENVELOPE.